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                                                                    EXHIBIT 3.26

[STAMP]

                          CERTIFICATE OF INCORPORATION

                                       OF

                              MARC INDUSTRIES, INC.

     1.   The name of the corporation is Marc Industries, Inc.

     2. The address of its registered office in the the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address in The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in lawful act or activity for which a corporation may be organized under the General Corporation law of the State of Delaware.

     4. The total number of shares of stock which the corporation shall have authority to issue is 100,000 Common shares at no par value.

     5.   The name and mailing address of the incorporator is as follows:

          NAME                         MAILING ADDRESS
          ----                         ---------------

          Thomas W. Gray               120 W. 12th St., Kansas City, MO 64105

     6.   The corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

     8. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

     9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or
(iv) for any transaction from which the director derived any improper personal benefit.

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     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16 day of December, 1996.

                                                   /s/ Thomas W. Gray
                                                   -----------------------------
                                                   Thomas W. Gray

STATE OF MISSOURI   )
                    ) SS
COUNTY OF JACKSON   )

     On this 16th day of December 1996, before me the undersigned, a Notary Public, in and for the County and State aforesaid, personally appeared
Thomas W. Gray to me known to be the person who executed the foregoing instrument in my presence and acknowledged to me that he executed the same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal the day and year last above written.

                                              /s/ Vickie Lee Hill
                                              ----------------------------------
My Commission Expires:                        NOTARY PUBLIC

[SEAL]

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